FOR IMMEDIATE RELEASE:

Norfolk Southern reports fourth-quarter and full-year 2014 results

NORFOLK, Va., January 26, 2015 -- Norfolk Southern Corporation (NYSE: NSC) today reported financial results for fourth-quarter and full-year 2014.

Net income for the quarter was $511 million, or $1.64 per diluted share, compared with $513 million, or $1.64 per diluted share, earned in fourth-quarter 2013. For the year, net income increased to a record $2.0 billion, 5 percent higher compared with $1.9 billion for 2013. Diluted earnings per share for 2014 were a record $6.39, up 6 percent compared with $6.04 per diluted share for 2013.

FOURTH-QUARTER 2014 RESULTS

▪Railway operating revenues totaled $2.9 billion.
▪Income from railway operations was $891 million.
▪Net income totaled $511 million.
▪Diluted earnings per share were $1.64.
▪The railway operating ratio was 69.0 percent.

2014 RESULTS SET RECORDS

▪Railway operating revenues reached $11.6 billion.
▪Income from railway operations was $3.6 billion.
▪Net income totaled $2.0 billion.
▪Diluted earnings per share were $6.39.
▪The railway operating ratio was 69.2 percent.

“Norfolk Southern delivered another solid quarter of financial performance, capping a record-setting year during which our company achieved its best results for revenues, operating income, net income, earnings per share, and operating ratio,” said CEO Wick Moorman. “For 2015, we plan to invest $2.4 billion in capital investments to maintain the safety and quality of our rail network, enhance service, improve operational efficiency, and support growth opportunities.”

FOURTH-QUARTER SUMMARY

•
Operating revenues were $2.9 billion, about even compared with fourth-quarter 2013, with gains in merchandise and intermodal revenues offsetting weaker coal revenues. Total volume was up 4 percent, or about 66,000 units, due to gains in intermodal and merchandise traffic.

-- MORE –

•
General merchandise revenues were $1.7 billion, 3 percent higher than the same period last year. Volume grew by 5 percent, led by increases in shipments of chemicals and metals and construction. The five commodity groups reported mixed revenue results on a year-over-year basis:

▪	Chemicals: $477 million, up 11 percent

▪	Agriculture: $387 million, down 2 percent

▪	Metals/Construction: $366 million, up 5 percent

▪	Automotive: $253 million, even

▪	Paper/Forest: $195 million, down 3 percent

•
Intermodal revenues increased to $649 million, 5 percent higher compared with fourth-quarter 2013. Growth in international and domestic business pushed traffic volume up 6 percent in the quarter compared with the same period of 2013.

•
Coal revenues were $543 million, 15 percent lower compared with the fourth quarter of 2013. A weak global export market and fewer shipments of coal to utilities combined to decrease volume by 6 percent.

•	Railway operating expenses were $2.0 billion, down 1 percent compared with the same period of 2013.

•	Income from railway operations was $891 million, a fourth-quarter record and 1 percent higher compared with fourth-quarter 2013.

•	The operating ratio, or operating expenses as a percentage of revenue, improved 1 percent to 69.0 percent, compared with the same quarter in 2013.

2014 SUMMARY

•	Railway operating revenues reached a record $11.6 billion, 3 percent higher compared with 2013, driven by a 5 percent increase in traffic volume.

•	General merchandise revenues rose 6 percent to $6.7 billion, and traffic volume increased 5 percent compared with the prior year.

•	Intermodal revenues increased to $2.6 billion, up 7 percent compared with 2013. Traffic volume was 8 percent higher for 2014 compared with 2013.

•	Coal revenues were $2.4 billion, down 6 percent, due to a 5 percent decline in traffic volume compared with 2013.

•	Railway operating expenses were $8 billion, up 1 percent compared with 2013.

•	Income from railway operations was a record $3.6 billion, 10 percent higher compared with 2013.

•	The operating ratio for the year was a record 69.2 percent, a 3 percent improvement compared with 71.0 percent in 2013.

-- MORE –

Norfolk Southern Corporation is one of the nation’s premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in
22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:

Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:

Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)

http://www.norfolksouthern.com

###